This document contains 8 pages.
                                     Exhibit Index appears at page 5.

                                     The Registrant requests that the
                                     Registration Statement become effective
                                     immediately upon filing pursuant to
                                     Securities Act Rule 462.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          AMENDMENT NO. 1 TO FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   CPAC, INC.
               (Exact Name of issuer as specified in its charter)

NEW YORK                                                16-0961040
(State or other jurisdiction                            (IRS Employer ID Number)
of incorporation or organization)

2364 LEICESTER ROAD, LEICESTER, NEW YORK                14481
(Address of Principal Executive Offices)                (Zip Code)

              CPAC, INC. EXECUTIVE LONG-TERM STOCK INVESTMENT PLAN
                            (Full Title of the Plan)

                            ROBERT OPPENHEIMER, ESQ.
                CHAMBERLAIN, D'AMANDA, OPPENHEIMER & GREENFIELD
                        1600 Crossroads Office Building
                           Rochester, New York 14614
                    (Name and Address of agent for service)

                                  716/232-3730
         (Telephone Number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

                                                   PROPOSED
TITLE OF                           PROPOSED        MAXIMUM
SECURITIES                         MAXIMUM         AGGREGATE     AMOUNT OF
TO BE          AMOUNT TO BE        OFFERING PRICE  OFFERING      REGISTRATION
REGISTERED     REGISTERED          PER SHARE       PRICE         FEE

-------------------------------------------------------------------------------
Common Stock   350,000             (1) (2)         (1) (2)     $1,810.20 (1)(3)
Par Value      shares
$0.01 per
   share       600,000             (1) (2)         (1) (2)     $2,045.45 (3)(4)
-------------------------------------------------------------------------------

(1)The Shares registered pursuant to this Amended Registration Statement consist of 600,000 additional shares reserved for issuance under the CPAC, Inc. Executive Long-Term Stock Investment Plan. The initial 350,000 shares reserved for issuance under the Plan were registered under a Registration Statement which became effective on October 29, 1994, and a filing fee in the amount of $1,810.20 was paid at that time. The additional shares were approved at the annual meeting of shareholders on August 7, 1996.

(2)The Shares registered pursuant to this Amended Registration Statement will not be sold to members of the general public but solely to the employees of CPAC, Inc., and its subsidiaries in accordance with the terms of the CPAC, Inc. Executive Long-Term Stock Investment Plan pursuant to options and/or awards granted by the Executive Long-Term Stock Investment Committee appointed by the Board of Directors of CPAC, Inc.

(3)Under the terms of the CPAC, Inc. Executive Long-Term Stock Investment Plan, the Executive Long-Term Stock Investment Plan Committee appointed by the Board of Directors of the Company establishes the option price and/or other prices at which shares can be purchased under the Plan. In the case of options which constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, the option price shall not be less than the fair market value of the shares with respect to which the option is granted at the time of the granting of the option. For this purpose, fair market value shall be the mean between the high and the low bid prices of the common stock of the Company as quoted on the NASDAQ National Market. In the case of nonqualified options granted under the Plan, the option price generally shall not be less than the fair market value of the shares on the date of grant, although the Committee, in its sole discretion, may set a lower price. Restricted Performance Shares awarded under the Plan constitute additional compensation at the time certain forfeiture restrictions with respect to said shares lapse and the amount of compensation is equal to the fair market value of said shares on the date of the lapse of said forfeiture restrictions.

(4)Statutory Fee: Section 6(b) of the Securities Act of 1933 and Rule 457(h)(1) and (c), based upon the mean between the high and the low bid prices of CPAC, Inc. common stock as of October 1, 1996. The mean per share, based upon a low bid price of $11.00 and high bid price of $11.50 on such date was $11.25. The total offering price for 600,000 shares was $6,750,000. Based upon the statutory formula contained in Section 6(b), the Registration Fee is $2,045.45.

(5)Also registered hereunder pursuant to Rule 416(a) are an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the Plan.


                          INCORPORATION BY REFERENCE

                                      OF

                        EARLIER REGISTRATION STATEMENT


      CPAC, Inc. registered 350,000 shares of its $.01 par value common stock initially reserved for issuance pursuant to its Executive Long-Term Stock Investment Plan on Form S-8, Registration Statement, filed with the Securities and Exchange Commission on October 29, 1994. At the annual meeting of the shareholders of the Company duly called and held on August 7, 1996, the shareholders voted to increase the number of shares of the Company's $.01 par value common stock reserved for issuance from 350,000 shares to 950,000 shares.

      The Company hereby registers the 600,000 additional shares of its $.01 par value common stock by filing this Amended Registration Statement and hereby states that the contents of the Registration Statement filed on October 29, 1994, are hereby incorporated herein by reference thereto.


                                   EXHIBITS


    Exhibit
     Number                        Description                          Page
     ------                         ----------                          ----

       4       Instruments defining the rights of security
               holders                                                    N/A

               Incorporated By Reference to Form 10-K, as updated by Annual, Quarterly and Current
               Reports and Exhibits filed therewith

       5       Opinion of Counsel

               5.2     Opinion of Counsel re: legality                      6

      15       Letter re: Unaudited interim financial
               information                                                N/A

      23       Consents of Experts and Counsel

               23.3    Consent of Independent Accountants                   8

               23.4    Consent of Counsel                                   6

      24       Power of Attorney                                          N/A

      25       Statement of Eligibility of Trustee                        N/A

      27       Financial Data Schedule                                    N/A

      99       Additional Exhibits                                        N/A


                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leicester, State of New York on October 3, 1996.


                                         CPAC, INC.



                                    BY: /s/ Thomas N. Hendrickson
                                        -------------------------------------
                                        THOMAS N. HENDRICKSON, President


      Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Date:  October 3, 1996                   /s/ Thomas N. Hendrickson
                                         ------------------------------------
                                         THOMAS N. HENDRICKSON
                                         President, Chief Executive Officer,
                                         Treasurer and Director


Date:  October 3, 1996                   /s/ Robert C. Isaacs
                                         ------------------------------------
                                         ROBERT C. ISAACS
                                         Senior Vice President and Director


Date:  October 3, 1996                   /s/ Robert Oppenheimer
                                         ------------------------------------
                                         ROBERT OPPENHEIMER
                                         Secretary and Director


Date:  October 3, 1996                   /s/ Seldon T. James, Jr.
                                         ------------------------------------
                                         SELDON T. JAMES, JR., Director


Date:  October 3, 1996                   /s/ John C. Burton
                                         ------------------------------------
                                         JOHN C. BURTON, Director


Date:  October 3, 1996                   /s/ Thomas J. Weldgen
                                         ------------------------------------
                                         THOMAS J. WELDGEN, Chief Financial
                                         Officer


                                 EXHIBIT INDEX


    Exhibit
     Number                        Description                          Page
     ------                         ----------                          ----

       4       Instruments defining the rights of security
               holders                                                    N/A

               Incorporated By Reference to Form 10-K, as updated by Annual, Quarterly and Current
               Reports and Exhibits filed therewith

       5       Opinion of Counsel

               5.2      Opinion of Counsel re: legality                    6

      15       Letter re: Unaudited interim financial
               information                                                N/A

      23       Consents of Experts and Counsel

               23.3    Consent of Coopers & Lybrand, L.L.P.                 8

               23.4    Consent of Counsel                                   6

      24       Power of Attorney                                          N/A

      25       Statement of Eligibility of Trustee                        N/A

      27       Financial Data Schedule                                    N/A

      99       Additional Exhibits                                        N/A